Pandion Therapeutics Holdco LLC

134 Coolidge Avenue

Watertown, Massachusetts 02472

July 14, 2020

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Pandion Therapeutics Holdco LLC

Registration Statement on Form S-1

File No. 333-239500

Request for Acceleration

Ladies and Gentlemen:

Pursuant to Rule 461 promulgated under the Securities Act of 1933, as amended, Pandion Therapeutics Holdco LLC (the “Registrant”) hereby requests acceleration of the effective date of its Registration Statement on Form S-1 (File No. 333-239500), as amended, so that it may become effective at 4:30 p.m. Eastern time on July 16, 2020, or as soon thereafter as practicable, or at such later time as the Registrant or its counsel may orally request via telephone call to the staff.

[Remainder of Page Intentionally Left Blank]

Very truly yours,

PANDION THERAPEUTICS HOLDCO LLC

By:	/s/ Rahul Kakkar
Name:	Rahul Kakkar, M.D.
Title:	Chief Executive Officer

Signature Page to Acceleration Request